Exhibit 99.1

Celcuity Appoints David Gryska To Its Board Of Directors

Mr. Gryska brings decades of strategic and financial leadership experience to Celcuity’s Board

MINNEAPOLIS, October 2, 2026 — Celcuity Inc. (Nasdaq: CELC), a biotechnology company focused on developing and commercializing targeted therapies for the treatment of multiple solid tumor indications, today announced the appointment of David W. Gryska to its Board of Directors. Mr. Gryska is a seasoned executive who brings over 35 years of strategic and financial leadership experience in the life sciences industry to Celcuity, including advising early-stage biotechnology companies.

“On the heels of our first FDA approval for REVTORPYK™, we are pleased to welcome David to our Board of Directors as we transition into a commercial-stage company,” said Brian Sullivan, Chief Executive Officer and co-founder of Celcuity. “David's extensive experience as a Chief Financial Officer and board member of a number of pharmaceutical companies, through periods of significant clinical development and commercial growth makes him an outstanding addition to our Board. We are confident he will provide valuable expertise as we execute the launch of REVTORPYK, advance our clinical development programs, and continue building the capabilities needed to support long-term growth.”

Prior to his retirement, Mr. Gryska served as Executive Vice President and Chief Financial Officer of Incyte Corporation; and Senior Vice President and Chief Financial Officer of Celgene Corporation. Mr. Gryska also served as Senior Vice President and Chief Financial Officer as well as Vice President of Finance and Chief Financial Officer at Scios, Inc.. Earlier in his career, Mr. Gryska served as a partner at Ernst & Young LLP in California.

Throughout the past 25 years, Mr. Gryska has served on the Boards of eight public biotechnology companies and currently serves on the Board of Directors of Definium Therapeutics. He previously served on the Boards of Directors of Seagen Inc. for more than 15 years, Forte Biosciences, Aerie Pharmaceuticals, and GW Pharmaceuticals. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an MBA from Golden Gate University.

“Celcuity is entering an exciting new chapter, with the company poised for significant growth over the next few years following the FDA approval and commercial launch of REVTORPYK in advanced breast cancer,” said Mr. Gryska. “I look forward to supporting Brian and Celcuity’s experienced leadership team as we build on this momentum, advance gedatolisib in additional solid tumor indications, and work to bring meaningful benefits to more patients.”

About Celcuity

Celcuity is a biotechnology company focused on developing and commercializing targeted therapies for the treatment of multiple solid tumor indications. The company's first FDA-approved product is REVTORPYK (gedatolisib), a potent, pan-PI3K and mTORC1/2 inhibitor that comprehensively blockades the PAM pathway. Its mechanism of action and pharmacokinetic properties are differentiated from other currently approved and investigational therapies that target PI3Kα, AKT or mTORC1 alone or together. A Phase 3 clinical trial, VIKTORIA-1, evaluated gedatolisib in combination with fulvestrant, with or without palbociclib, for the treatment of patients with HR+/HER2- ABC. Data from this trial is the basis for FDA approval of REVTORPYK for use in adult patients with HR+/HER2- ABC without a PIK3CA mutation detected following progression on or after treatment with at least one line of endocrine therapy in the metastatic setting. Results for the PIK3CA mutant cohort of the VIKTORIA-1 study have been released. Our Phase 3 clinical trial, VIKTORIA-2, is an ongoing trial incorporating two independent studies, Study 1 and Study 2, in two separate cohorts of patients with ABC who are treatment-naive in the advanced setting. Study 1 is evaluating gedatolisib in combination with palbociclib and fulvestrant as first-line treatment for patients with endocrine-resistant HR+/HER2- ABC. Study 2 is evaluating gedatolisib in combination with palbociclib and letrozole as first-line treatment for patients with endocrine-sensitive HR+/HER2- ABC. A Phase 1b/2 clinical trial, CELC-G-201, evaluating gedatolisib in combination with darolutamide in patients with metastatic castration-resistant prostate cancer, is ongoing. More detailed information about Celcuity’s active clinical trials can be found at ClinicalTrials.gov. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at www.celcuity.com. Follow us on LinkedIn and X.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to REVTORPYK and the potential therapeutic benefits of gedatolisib; the size, design and timing of the Company’s clinical trials; the Company’s interpretation of clinical trial data; the status and timing of the submission, and the FDA’s review, of the Company’s supplemental New Drug Application (“sNDA”) for REVTORPYK, and for making comparable filings with other regulatory authorities outside the U.S.; the market opportunity for REVTORPYK; the Company’s expectations regarding the timing of and its ability to commercialize REVTORPYK; the Company’s strategy, marketing and commercialization plans, including the benefits of strategic decisions regarding studies and trials; other expectations with respect to gedatolisib, including subcutaneous formulations to support potential future indications for gedatolisib regimens; the Company’s anticipated use of cash; and the strength of its balance sheet. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” "confidence," "encouraged," “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward-looking statements included in this press release are based on management's current expectations and beliefs which are subject to a number of risks, uncertainties and factors, including that the Company’s topline clinical results are based on an ongoing analysis of efficacy and safety data and such data may change following a more comprehensive review of the data related to the clinical trial; unforeseen delays in the Company’s clinical trials or the submission, and FDA’s review of, its sNDA for REVTORPYK; the Company’s ability to obtain regulatory approval of its sNDA and maintain regulatory approvals to commercialize REVTORPYK in the U.S. and obtain regulatory approval of gedatolisib outside the U.S., and the market acceptance of REVTORPYK; the development of therapies and tools competitive with gedatolisib; and the Company’s ability to access capital upon favorable terms. In addition, all forward-looking statements are subject to other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as such risks may be updated in its subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by these cautionary statements, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contacts:

For Investors:
Brian Sullivan, bsullivan@celcuity.com
Vicky Hahne, vhahne@celcuity.com
(763) 392-0123
Jodi Sievers, jsievers@celcuity.com
(415) 494-9924

For Media:
Sam Brown LLC
Laura Morgan, lauramorgan@sambrown.com
(951) 333-9110